Exhibit 99.1

FOR IMMEDIATE RELEASE

MOBILE MINI REPORTS 2012 THIRD QUARTER RESULTS

Total Revenues Increase 6.0%; Adjusted EBITDA Increases 8.8%

Seventh Consecutive Comparable Quarter Increase in Leasing Revenues

Tempe, AZ – November 7, 2012 – Mobile Mini, Inc. (NASDAQ GS: MINI) today reported actual and adjusted financial results for the third quarter and nine months ended September 30, 2012.

Third Quarter 2012 Compared to Third Quarter 2011

•	Total revenues rose 6.0% to $100.9 million from $95.1 million;

•	Leasing revenues rose 9.7% to $90.7 million from $82.6 million;

•	Leasing revenues comprised 89.9% of total revenues compared to 86.9% of total revenues;

•	Sales revenues declined to $9.7 million from $11.7 million;

•	Sales margins increased to 37.8% from 34.8%;

•	Adjusted EBITDA was $38.1 million, up 8.8% compared to $35.0 million; the adjusted EBITDA margin improved to 37.8% from 36.8%;

•	Adjusted net income rose 35.4% to $12.9 million from $9.5 million; and

•	Adjusted diluted earnings per share increased 38.1% to $0.29 from $0.21.

Other Third Quarter 2012 Highlights

•	Free cash flow was $17.1 million, after $7.7 million of net capex;

•	Net debt was paid down by $14.6 million after payment of $3.1 million in financing costs relating primarily to the redemption premiums on the 2015 Senior Notes;

•

Yield (total lease revenues per unit on rent) increased 6.1% compared to the third quarter of 2011 and 4.8% compared to the second quarter of 2012 primarily due to an increase in trucking and ancillary revenues and a year-over-year average rental rate increase of 1.7%;

•	Average utilization rate was 60.6%, up from 57.7% in both the second quarter of 2012 and the third quarter of 2011; and

•	Excess availability under our revolver at September 30, 2012 was $422.8 million.

Non-GAAP reconciliation tables are on page 7 of this news release, and show the nearest comparable GAAP results to the adjusted results.

Business Overview

This quarter was our seventh consecutive reporting period of comparable quarter leasing revenue growth and reflects improvement in both yield and utilization. Leasing revenues of $90.7 million for the quarter were at our highest level since the fourth quarter of 2008. We are pleased by the gains in yield which were 6.1% and 4.8% ahead of the 2011 third quarter and 2012 second quarter, respectively. In fact, average yield was at an all time quarterly high of $633 per unit. Utilization continued to move in the right direction averaging 60.6% in this quarter, up from 57.7% in both the same period last year and the 2012 second quarter. We closed this quarter with utilization at 63.5%, up from 58.9% at the end of June.

Mobile Mini, Inc. News Release	Page 2
November 7, 2012

Of note, the third quarter benefited from the delivery of 4,700 more holiday rental units than in the prior year to customers who ordered earlier to ensure that they would have units for the upcoming holiday season. The additional year-over-year holiday rental units contributed approximately $2.0 million to third quarter leasing revenue growth. Even with these early deliveries, we expect 2012 holiday unit rentals to approximate last year’s levels, with the current year benefitting from a slightly longer average rental period.

The 8.8% increase in third quarter adjusted EBITDA and 100 basis point improvement in adjusted EBITDA margin demonstrates the operating leverage in our business, which achieved 6.0% year-over-year growth in revenues. The 16 new markets we entered since the beginning of 2011 have been successful in building units on lease and as of this release date, 11 are EBITDA positive. As these locations mature, our operating leverage should continue to improve.

As discussed on our second quarter conference call, we were evaluating our consumer initiative and during the third quarter, we decided to exit this business. The consumer initiative reduced our third quarter adjusted EBITDA by $0.8 million. Excluding these charges, adjusted EBITDA and adjusted EBITDA margins would have been $38.9 million and 38.5%, respectively. Costs associated with this initiative since it was shutdown in August, primarily related to leased warehouses, have been and will continue to be excluded from adjusted EBITDA.

As of September 30, 2012, we have generated free cash flow for 19 consecutive quarters. Third quarter free cash flow of $17.1 million supported a reduction in debt of $14.6 million, after $7.7 million of net capital expenditures, the majority of which relate to our U.K. operations as a result of strong business conditions. That brings the year-to-date debt reduction to $27.0 million, after payment of $10.6 million of financing costs related to our new Credit Agreement and redemption premiums on the 2015 Senior Notes, and $19.1 million of net capital expenditures. Since the acquisition of Mobile Storage Group in mid-2008, we have generated free cash flow of $297.7 million and paid down $262.3 million of debt.

As a result of our reduced borrowings and better rates under our new Credit Agreement, interest expense in the third quarter of 2012 was reduced by nearly 20% or approximately $2.2 million, compared to the same period of 2011. The redemption on August 2, 2012 of the $150.0 million of 6.875% 2015 Senior Notes is estimated to produce in excess of $6.6 million in annualized interest savings based on our current Credit Agreement borrowing rate and debt level. We continue to have a great deal of financial flexibility with over $420.0 million available under our Credit Agreement after the senior note redemption.

Regarding our strategy and outlook, we are focused on growing our units on rent while at the same time minimizing cost increases. We expect comparable period revenue growth in the final quarter of 2012, continuing into 2013.

On the subject of our management transition, Michael Watts, Mobile Mini’s lead independent director who will become Chairman of the Board upon the year-end departure of the current Chairman & CEO, Steve Bunger, commented, “The Board along with Heidrick & Struggles, our executive search firm, is working diligently to identify and hire a world-class executive to lead Mobile Mini in its next chapter of success. We look forward to building upon Mobile Mini’s many strengths including its highly differentiated products, diverse customer base in North America and Europe, deep team of dedicated employees, and very solid financial position which we expect to drive further growth and shareholder value creation in the coming quarters and years.”

Mobile Mini, Inc. News Release	Page 3
November 7, 2012

EBITDA, adjusted EBITDA, EBITDA margin, adjusted EBITDA margin, adjusted SG&A, adjusted net income, adjusted diluted earnings per share and free cash flow are non-GAAP financial measures as defined by Securities and Exchange Commission (“SEC”) rules. Reconciliations of these measurements to the most directly comparable GAAP financial measures can be found later in this release.

Conference Call

Mobile Mini will host a conference call today, Wednesday, November 7, 2012 at 12 noon ET to review these results. To listen to the call live, dial (201) 493-6739 and ask for the Mobile Mini Conference Call or go to www.mobilemini.com and click on the Investors section. Additionally, a slide presentation that will accompany the call will be posted at www.mobilemini.com on the Investors section and will be available in advance and after the call. We will also post the reconciliation of non-GAAP financial measures used in the slide show to the most directly comparable GAAP financial measures. Please go to the website 15 minutes early to download and install any necessary audio software. If you are unable to listen live, a replay of the conference call can be accessed for approximately 14 days after the call at Mobile Mini’s website.

Mobile Mini, Inc. is the world’s leading provider of portable storage solutions through its total lease fleet of approximately 235,000 portable storage containers and office units with 136 locations in the U.S., United Kingdom, Canada and The Netherlands. Mobile Mini is included on the Russell 2000® and 3000® Indexes and the S&P Small Cap Index.

This news release contains forward-looking statements, particularly regarding growth, free cash flow, ability to enter new markets, increases in utilization, the ability to strengthen, grow and expand our operations and increasing debt pay down, which involve risks and uncertainties that could cause actual results to differ materially from those currently anticipated. Risks and uncertainties that may affect future results include those that are described from time to time in the Company’s SEC filings. These forward-looking statements represent the judgment of the Company, as of the date of this release, and Mobile Mini disclaims any intent or obligation to update forward-looking statements.

CONTACT:	-OR-	INVESTOR RELATIONS COUNSEL:
Mark Funk, Executive VP &		The Equity Group Inc.
Chief Financial Officer		Linda Latman (212) 836-9609
Mobile Mini, Inc.		Fred Buonocore (212) 836-9607
(480) 477-0241
www.mobilemini.com

(See Accompanying Tables)

Mobile Mini, Inc. News Release	Page 4
November 7, 2012

Mobile Mini, Inc. Condensed Consolidated Statements of Income

(Unaudited)/(in 000’s except per share data)/(includes effects of rounding)

	Three Months Ended		Three Months Ended
	September 30,		September 30,
	2012	2012	2011	2011
	Actual	Adjusted (1)	Actual	Adjusted (1)
Revenues:
Leasing	$90,666	$90,666	$82,635	$82,635
Sales	9,687	9,687	11,741	11,741
Other	526	526	765	765

Total revenues	100,879	100,879	95,141	95,141

Costs and expenses:
Cost of sales	6,026	6,026	7,656	7,656
Leasing, selling and general expenses (2)	56,753	56,753	53,551	52,481
Integration, merger and restructuring expenses (3)	837	—	291	—
Depreciation and amortization	8,951	8,951	8,889	8,889

Total costs and expenses	72,567	71,730	70,387	69,026

Income from operations	28,312	29,149	24,754	26,115
Other income (expense):
Interest expense	(8,805)	(8,805)	(10,983)	(10,983)
Debt restructuring expense (4)	(2,812)	—	—	—
Deferred financing costs write-off (5)	(1,197)	—	—	—
Foreign currency exchange	(2)	(2)	—	—

Income before provision for income taxes	15,496	20,342	13,771	15,132
Provision for income taxes (6)	4,413	7,436	4,040	5,603

Net income	$11,083	$12,906	$9,731	$9,529

Earnings per share:
Basic	$0.25	$0.29	$0.22	$0.22

Diluted	$0.25	$0.29	$0.22	$0.21

Weighted average number of common and common share equivalents outstanding:
Basic	44,686	44,686	43,870	43,870

Diluted	45,044	45,044	44,480	44,480

EBITDA	$37,261	$38,098	$33,643	$35,004

(1)	This column represents a non-GAAP presentation even though some individual line items presented, such as revenues, are identical under both GAAP and the adjusted presentations.
(2)	In 2011, the difference represents one-time costs that are excluded in the adjusted presentation.
(3)	Integration, merger and restructuring expenses represent costs relating primarily to the restructuring of our operations that are excluded in the adjusted presentation.
(4)	Represents the redemption premiums and the unamortized original issuance discount on the redemption of $150.0 million of 6.875% Notes originally due in 2015. Debt restructuring expense is excluded in the adjusted presentation.
(5)	Represents the unamortized deferred financing costs associated with the $150.0 million of 6.875% Notes redeemed in August 2012.

Deferred financing costs write-off is excluded in the adjusted presentation.

(6)	Provision for income taxes includes approximately $1.2 million and $1.0 million in 2012 and 2011, respectively, in income tax benefits related to statutory corporate income tax rate reductions in the United Kingdom that are excluded in the adjusted presentation.

Mobile Mini, Inc. News Release	Page 5
November 7, 2012

Mobile Mini, Inc. Condensed Consolidated Statements of Income

(Unaudited)/(in 000’s except per share data)/(includes effects of rounding)

	Nine Months Ended		Nine Months Ended
	September 30,		September 30,
	2012	2012	2011	2011
	Actual	Adjusted (1)	Actual	Adjusted (1)
Revenues:
Leasing	$251,137	$251,137	$233,736	$233,736
Sales	30,241	30,241	32,661	32,661
Other	1,574	1,574	2,126	2,126

Total revenues	282,952	282,952	268,523	268,523

Costs and expenses:
Cost of sales	18,504	18,504	20,745	20,745
Leasing, selling and general expenses (2)	166,041	165,902	150,267	148,866
Integration, merger and restructuring expenses (3)	1,600	—	762	—
Depreciation and amortization	27,096	27,096	26,702	26,702

Total costs and expenses	213,241	211,502	198,476	196,313

Income from operations	69,711	71,450	70,047	72,210
Other income (expense):
Interest income	1	1	—	—
Interest expense	(29,604)	(29,604)	(35,459)	(35,459)
Debt restructuring expense (4)	(2,812)	—	(1,334)	—
Deferred financing costs write-off (5)	(1,889)	—	—	—
Foreign currency exchange	(5)	(5)	(2)	(2)

Income before provision for income taxes	35,402	41,842	33,252	36,749
Provision for income taxes (6)	11,918	15,502	11,428	13,813

Net income	23,484	26,340	21,824	22,936
Earnings allocable to preferred stockholders	—	—	(970)	(1,160)

Net income available to common stockholders	$23,484	$26,340	$20,854	$21,776

Earnings per share:
Basic	$0.53	$0.59	$0.51	$0.53

Diluted	$0.52	$0.59	$0.49	$0.51

Weighted average number of common and common share equivalents outstanding:
Basic	44,601	44,601	40,732	40,732

Diluted	45,019	45,019	44,547	44,547

EBITDA	$96,803	$98,542	$96,747	$98,910

(1)	This column represents a non-GAAP presentation even though some individual line items presented, such as revenues, are identical under both GAAP and the adjusted presentations.
(2)	In 2012, the difference relates to acquisition activity costs that are excluded in the adjusted presentation.

In 2011, the difference represents one-time costs that are excluded in the adjusted presentation.

(3)	Integration, merger and restructuring expenses represent costs relating primarily to the restructuring of our operations that are excluded in the adjusted presentation.
(4)	In 2012, this represents the redemption premiums and the unamortized original issuance discount on the redemption of $150.0 million of 6.875% Notes originally due in 2015. In 2011, this represents the redemption premiums and the unamortized acquisition date discount on the redemption of $22.3 million of 9.75% Notes. Debt restructuring expense is excluded in the adjusted presentation.
(5)	Represents the unamortized deferred financing costs associated with the $150.0 million of 6.875% Notes redeemed in August 2012 and a portion of deferred financing costs associated with our prior $850.0 million credit agreement which was replaced with our new $900.0 million Credit Agreement in February 2012. Deferred financing costs write-off is excluded in the adjusted presentation.
(6)	Provision for income taxes includes approximately $1.2 million and $1.0 million in 2012 and 2011, respectively, in income tax benefits related to statutory corporate income tax rate reductions in the United Kingdom that are excluded in the adjusted presentation.

Mobile Mini, Inc. News Release	Page 6
November 7, 2012

Mobile Mini, Inc.

Condensed Consolidated Balance Sheets

(in 000’s except par value data)

(includes effects of rounding)

	September 30, 2012	December 31, 2011
	(unaudited)	(audited)
ASSETS
Cash	$916	$2,860
Receivables, net	54,480	47,102
Inventories	21,850	20,803
Lease fleet, net	1,029,734	1,018,742
Property, plant and equipment, net	82,477	79,875
Deposits and prepaid expenses	6,472	7,338
Other assets and intangibles, net	19,020	16,862
Goodwill	518,930	514,469

Total assets	$1,733,879	$1,708,051

LIABILITIES AND STOCKHOLDERS’ EQUITY
Liabilities:
Accounts payable	$22,463	$20,849
Accrued liabilities	45,260	46,369
Lines of credit	469,205	345,149
Notes payable	—	316
Obligations under capital leases	827	1,289
Senior Notes, net	200,000	349,718
Deferred income taxes	195,803	183,550

Total liabilities	933,558	947,240

Commitments and contingencies
Stockholders’ equity:
Common stock, $.01 par value, 95,000 shares authorize, 47,880 issue and at September 30, 2012 and 47,787 issued and 45,612 outstanding at December 31, 2011	479	478
Additional paid-in capital	516,739	508,936
Retained earnings	339,590	316,106
Accumulated other comprehensive loss	(17,187)	(25,409)
Treasury stock, at cost, 2,175 shares	(39,300)	(39,300)

Total stockholders’ equity	800,321	760,811

Total liabilities and stockholders’ equity	$1,733,879	$1,708,051

Mobile Mini, Inc. News Release	Page 7
November 7, 2012

	Three Months Ended September 30,		Nine Months Ended September 30,
	2012	2011	2012	2011
	(In thousands)		(In thousands)
Reconciliation of EBITDA to net cash provided by operating activities:
EBITDA	$37,261	$33,643	$96,803	$96,747
Interest paid	(5,703)	(9,726)	(24,331)	(33,080)
Income and franchise taxes paid	(133)	(129)	(722)	(719)
Share-based compensation expense	2,090	1,840	5,676	4,561
Gain on sale of lease fleet units	(2,895)	(3,547)	(9,451)	(10,666)
Gain on disposal of property, plant and equipment	(219)	(15)	(263)	(15)
Changes in certain assets and liabilities, net of effect of businesses acquired:
Receivables	(7,121)	(3,756)	(6,726)	(6,142)
Inventories	(26)	791	(963)	424
Deposits and prepaid expenses	1,033	60	924	913
Other assets and intangibles	(159)	22	(264)	(96)
Accounts payable and accrued liabilities	663	11,244	(2,319)	11,877

Net cash provided by operating activities	$24,791	$30,427	$58,364	$63,804

Reconciliation of net income to EBITDA and adjusted EBITDA:
Net income	$11,083	$9,731	$23,484	$21,824
Interest expense	8,805	10,983	29,604	35,459
Provision for income taxes	4,413	4,040	11,918	11,428
Depreciation and amortization	8,951	8,889	27,096	26,702
Debt restructuring expense	2,812	—	2,812	1,334
Deferred financing costs write-off	1,197	—	1,889	—

EBITDA	37,261	33,643	96,803	96,747
Integration, merger, restructuring and other	837	1,361	1,600	2,163
Acquisition expenses	—	—	139	—

Adjusted EBITDA	$38,098	$35,004	$98,542	$98,910

Reconciliation of net cash provided by operating activities to free cash flow:
Net cash provided by operating activities	$24,791	$30,427	$58,364	$63,804
Additions to lease fleet	(13,457)	(8,381)	(32,783)	(19,556)
Proceeds from sale of lease fleet units	7,282	9,810	23,399	27,838
Additions to property, plant and equipment	(2,616)	(1,793)	(11,171)	(8,593)
Proceeds from sale of property, plant and equipment	1,112	51	1,427	92

Net capital expenditures, excluding acquisitions	(7,679)	(313)	(19,128)	(219)

Free cash flow	$17,112	$30,114	$39,236	$63,585

Mobile Mini, Inc. News Release	Page 8
November 7, 2012

	Reconciliation of Adjusted Measurements to Actuals						Reconciliation of Adjusted Measurements to Actuals
	Three Months Ended September 30, 2012						Three Months Ended September 30, 2011
	(in thousands except per share data)						(in thousands except per share data)
	(includes effects of rounding)						(includes effects of rounding)
	As Adjusted (1)	Integration, merger and restructuring expenses (3)	Debt restructuring expense (4)	Deferred Financing costs write-off (5)	Income Tax Benefit (6)	Actual	As Adjusted (1)	Leasing, selling and general expenses (7)	Integration, merger and restructuring expenses (3)	Income Tax Benefit (6)	Actual
Revenues	$100,879	$—	$—	$—	$—	$100,879	$95,141	$—	$—	$—	$95,141
EBITDA	$38,098	$(837)	$—	$—	$—	$37,261	$35,004	$(1,070)	$(291)	$—	$33,643
EBITDA margin	37.8%	(0.8)%	—	—	—	36.9%	36.8%	(1.1)%	(0.3)%	—	35.4%
Operating income	$29,149	$(837)	$—	$—	$—	$28,312	$26,115	$(1,070)	$(291)	$—	$24,754
Operating income margin	28.9%	(0.8)%	—	—	—	28.1%	27.4%	(1.1)%	(0.3)%	—	26.0%
Pre tax income	$20,342	$(837)	$(2,812)	$(1,197)	$—	$15,496	$15,132	$(1,070)	$(291)	$—	$13,771
Net income	$12,906	$(514)	$(1,729)	$(736)	$1,156	$11,083	$9,529	$(658)	$(178)	$1,038	$9,731
Diluted earnings per share	$0.29	$(0.01)	$(0.04)	$(0.02)	$0.03	$0.25	$0.21	$(0.01)	$—	$0.02	$0.22

	Reconciliation of Adjusted Measurements to Actuals							Reconciliation of Adjusted Measurements to Actuals
	Nine Months Ended September 30, 2012							Nine Months Ended September 30, 2011
	(in thousands except per share data)							(in thousands except per share data)
	(includes effects of rounding)							(includes effects of rounding)
	As Adjusted (1)	Acquisition Expenses (2)	Integration, merger and restructuring expenses (3)	Debt restructuring expense (4)	Deferred Financing costs write-off (5)	Income Tax Benefit (6)	Actual	As Adjusted (1)	Leasing, selling and general expenses (7)	Integration, merger and restructuring expenses (3)	Debt restructuring expense (4)	Income Tax Benefit (6)	Actual
Revenues	$282,952	$—	$—	$—	$—	$—	$282,952	$268,523	$—	$—	$—	$—	$268,523
EBITDA	$98,542	$(139)	$(1,600)	$—	$—	$—	$96,803	$98,910	$(1,401)	$(762)	$—	$—	$96,747
EBITDA margin	34.8%	—	(0.6)%	—	—	—	34.2%	36.8%	(0.5)%	(0.3)%	—	—	36.0%
Operating income	$71,450	$(139)	$(1,600)	$—	$—	$—	$69,711	$72,210	$(1,401)	$(762)	$—	$—	$70,047
Operating income margin	25.3%	—	(0.6)%	—	—	—	24.6%	26.9%	(0.5)%	(0.3)%	—	—	26.1%
Pre tax income	$41,842	$(139)	$(1,600)	$(2,812)	$(1,889)	—	$35,403	$36,749	$(1,401)	$(762)	$(1,334)	—	$33,252
Net income	$26,340	$(85)	$(1,043)	$(1,729)	$(1,162)	$1,163	$23,485	$22,936	$(861)	$(469)	$(820)	$1,038	$21,824
Diluted earnings per share	$0.59	$—	$(0.03)	$(0.04)	$(0.03)	$0.03	$0.52	$0.51	$(0.02)	$(0.01)	$(0.01)	$0.02	$0.49

(1)	This column represents a non-GAAP presentation even though some individual line items presented, such as revenues, are identical under both GAAP and the adjusted presentations.
(2)	The difference relates to acquisition activity costs that are excluded in the adjusted presentation.
(3)	Integration, merger and restructuring expenses represent costs relating primarily to the restructuring of our operations that are excluded in the adjusted presentation.
(4)	In 2012, this represents the redemption premiums and the unamortized original issuance discount on the redemption of $150.0 million of 6.875% Notes originally due in 2015. In 2011, this represents the redemption premiums and the unamortized acquisition date discount on the redemption of $22.3 million of 9.75% Notes. Debt restructuring expense is excluded in the adjusted presentation.
(5)	Represents the unamortized deferred financing costs associated with the $150.0 million of 6.875% Notes redeemed in August 2012 and a portion of deferred financing costs associated with our prior $850.0 million credit agreement which was replaced with our new $900.0 million Credit Agreement in February 2012. Deferred financing costs write-off is excluded in the adjusted presentation.
(6)	Represents the statutory corporate income tax rate reductions in the United Kingdom that are excluded in the adjusted presentation.
(7)	Represents one-time costs that are excluded in the adjusted presentation.

Mobile Mini, Inc. News Release	Page 9
November 7, 2012

This news release includes the financial measures “EBITDA”, “adjusted EBITDA”, “EBITDA margin”, “adjusted EBITDA margin”, “adjusted SG&A”, “adjusted net income”, “adjusted diluted earnings per share” and “free cash flow.” These measurements are deemed “non-GAAP financial measures” under rules of the SEC, including Regulation G. This non-GAAP financial information may be determined or calculated differently by other companies.

EBITDA is defined as net income before interest expense, income taxes, depreciation and amortization, and if applicable, debt restructuring or extinguishment costs, including any write-off of deferred financing costs. We typically further adjust EBITDA to ignore the effect of what we consider transactions or events not related to our core business to arrive at adjusted EBITDA. The GAAP financial measure that is most directly comparable to EBITDA is net cash provided by operating activities. EBITDA and adjusted EBITDA margins are calculated by dividing consolidated EBITDA and adjusted EBITDA by total revenues. The GAAP financial measure that is most directly comparable to EBITDA margin is operating margin, which represents operating income divided by revenues. We present adjusted EBITDA and adjusted EBITDA margin because we believe they provide useful information regarding our ability to meet our future debt payment requirements, capital expenditures and working capital requirements and they provide an overall evaluation of our financial condition. We include adjusted EBITDA in the earnings announcement to provide transparency to investors. Adjusted EBITDA has certain limitations as an analytical tool and should not be used as a substitute for net income, cash flows, or other consolidated income or cash flow data prepared in accordance with GAAP or as a measure of our profitability or our liquidity. EBITDA margin is presented along with the operating margin so as not to imply that more emphasis should be placed on it than the corresponding GAAP measure.

Free cash flow is defined as net cash provided by operating activities, minus or plus, net cash used in or provided by investing activities, excluding acquisitions. Free cash flow is a non-GAAP financial measure and is not intended to replace net cash provided by operating activities, the most directly comparable GAAP financial measure. We present free cash flow because we believe it provides useful information regarding our liquidity and ability to meet our short-term obligations. In particular, free cash flow indicates the amount of cash available after capital expenditures for, among other things, investments in the Company’s existing businesses, debt service obligations and strategic acquisitions.

Adjusted SG&A, adjusted net income and adjusted diluted earnings per share permit a comparative assessment of our SG&A expenses, net income and diluted earnings per share by excluding certain one-time expenses and integration, merger and restructuring expenses to make a more meaningful comparison of our operating performance.

Earlier in this release, we have provided a reconciliation of these adjusted measurements to actual results along with a reconciliation of EBITDA to net cash provided by operating activities, net income to EBITDA and adjusted EBITDA and net cash provided by operating activities to free cash flow.